NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on July 30, 2007, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on July 19, 2007 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Interpool, Inc. and Chariot Acquisition Sub Inc., a wholly owned subsidiary of Chariot Acquisition Holding LLC, a Delaware limited liability company, which was formed by funds managed by affiliates of Fortress Investment Group LLC. became effective on July 19, 2007. Each share of Common Stock of Interpool, Inc. was converted into $27.10 in cash per share. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on July 20, 2007.